July 15, 2005

Echo Healthcare Acquisition Corp.

8000 Towers Crescent Drive

Suite 1300

Vienna, VA 22182

Roth Capital Partners, LLC

24 Corporate Plaza Drive

Newport Beach, CA 92660

Re:	Initial Public Offering

Gentlemen:

The undersigned stockholder, officer and/or director of Echo Healthcare Acquisition Corp. (the “Company”), in consideration of Roth Capital Partners, LLC (“Roth Capital”) entering into a letter of intent (“Letter of Intent”) to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 11 hereof):

1.           If the Company solicits approval of its stockholders of a Business Combination, the undersigned will vote: (i) all Insider Shares owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares, and (ii) all other shares of common stock then owned by him, whether purchased in or after the IPO, in favor of a Business Combination, as a result of which the undersigned acknowledges and agrees that he will not be entitled to exercise the conversion rights offered to the Company’s public stockholders as to any other shares of common stock owned by him.

2.           In the event that the Company fails to consummate a Business Combination within 18 months from the effective date (“Effective Date”) of the registration statement relating to the IPO (or 24 months under the circumstances described in the prospectus relating to the IPO), the undersigned will take all reasonable actions within his power to cause the Company to liquidate as soon as reasonably practicable. In such event, the undersigned hereby waives any and all right, title, interest or claim of any kind in or to any liquidating distributions by the Company, including, without limitation, any distribution of the Trust Fund (as defined in the Letter of Intent) as a result of such liquidation with respect to his Insider Shares acquired in or after the IPO (“Claim”) and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever. The undersigned agrees to indemnify and hold harmless the Company, pro rata with the other directors of the Company based on the number of Insider Shares held by each such individual, against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by any vendor that is owed money by the Company for services rendered or products sold but only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount in the Trust Fund (as defined in the Letter of Intent).

3.           In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, prior to the undersigned’s exploitation of that opportunity in any way or the presentation to any other person or entity unless the opportunity is rejected by the Company, those opportunities to acquire an operating business or any real property or related assets the undersigned reasonably believes are suitable opportunities for the Company, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as the undersigned ceases to be an officer or director of the Company, but subject, in each case, to any pre-existing fiduciary obligations the undersigned might have.

4.            The undersigned acknowledges and agrees that the Company will not consummate any Business Combination that involves a company that is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to Roth Capital that the business combination is fair to the Company’s stockholders from a financial perspective.

5.            Neither the undersigned, any member of the family of the undersigned, nor any Affiliate of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to the consummation of the Business Combination; provided that the undersigned shall be entitled to reimbursement from the Company for his out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination and Windy City, Inc. (“Related Party”) shall be allowed to charge the Company $7,500 per month, representing an allocable share of Related Party’s overhead to compensate it for the Company’s use of Related Party’s offices, utilities and personnel.

6.            Neither the undersigned, any member of the family of the undersigned, or any Affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any Affiliate of the undersigned originates a Business Combination.

7.            The undersigned will escrow his Insider Shares for the three-year period commencing on the Effective Date subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

8.            The undersigned agrees to be the Director of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. The undersigned’s biographical information furnished to the Company and Roth Capital and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Section 401 of Regulation S-K, promulgated under the Securities Act of 1933. The undersigned’s Questionnaire furnished to the Company and Roth Capital and annexed as Exhibit B hereto is true and accurate in all respects. The undersigne sents and warrants that:

(a) he is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9.            The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as the Director of the Company.

10.            The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to Roth Capital and its legal representatives or agents (including any investigative search firm retained by Roth Capital) any information they may have about the undersigned’s background and finances (“Information”). Neither Roth Capital nor its agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

11.            As used herein, (i) a “Business Combination” shall mean an acquisition by the Company by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise and as otherwise described in the registration statement relating to the IPO, of an operating business or real property assets, one or more domestic or international assets or an operating business in the healthcare industry; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the shares of Common Stock of the Company owned by an Insider prior to the IPO; and (iv) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO.

12.            The undersigned hereby agrees that any action, proceeding or claim against the undersigned arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The undersigned hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum.

By: /s/ Richard O. Martin, Ph.D.______
Name: Richard O. Martin, Ph.D. Title: Director

.

Exhibit A

Richard O. Martin, PhD, Director

•	Over 30 years experience in the healthcare industry;
•	President of Medtronic Physio-Control Corp. (NYSE:MDT), successor company to Physio-Control International Corporation from 1998 to 2001;
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Chairman and CEO of Physio-Control International Corporation, the worldwide leader in external defibrillation, monitoring and noninvasive pacing systems from 1991 to 1998. Company went public in 1995 on the Nasdaq National Market raising approximately $13.7 million;

•	Vice President of Cardiovascular Business Development of Sulzermedica, Inc., successor company to Intermedics, Inc. during 1989 and 1990;
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Various positions with Intermedics, Inc., a company specializing in the development, manufacturing and marketing of implantable products. Primary products included cardiac pacemakers, intraocular lenses, orthopedic implants and heart valves from 1978 to 1989. Served as a director and President and Chief Operating Officer of Intermedics, Inc. from 1985 to 1988;

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Director, President and Chief Operating Officer of Positron Corporation (OTCBB:POSC), a company that designs, manufactures, markets and services advanced medical imaging devices utilizing positron emission tomography, or PET, technology under the trade-name POSICAM™ systems, during 1989 and 1990;

•	Director of Clinical Engineering and Advanced Lead design for Medtronic, Inc. from 1975 to 1978;
•	Chairman of the board of directors of the Northwest affiliate of the American Heart Association from 1997 to 1999;
•	Chairman of the board of directors of the Medical Device Manufacturers Association from 1996 to 1998;
•	Director of the Washington Council of AeA (formerly the American Electronics Association) from 1991 to 2001 and served as the National Chairman of AeA during 2000 through 2001;
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Member of the board of directors of CardioDynamics International Corporation (Nasdaq:CDIC), a company that develops, manufactures and markets noninvasive impedance cardiography diagnostic and monitoring technologies and electrocardiograph electrode sensors, since July 1997;.

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Member of the board of directors of Encore Medical Corporation (Nasdaq:ENMC), a broad based orthopedics products company involved in developing, manufacturing, marketing and distributing high quality medical goods and services throughout the world, since 1996;

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Member of the board of directors of Inovise Medical Inc., a company that develops and markets advanced electrocardiographic, or ECG, systems utilizing both 12-lead ECG and mechanical heart sounds, since 2001;

•	Member of the board of directors of Cardiac Dimensions, Inc., an early stage company developing minimally invasive tools for mitral valve repair, since 2003;
•	Member of the board of directors of EsophyX, Inc., an early stage company developing innovative, minimally invasive devices for the treatment of gastroesophageal reflux disease, since 2003; and
•	Member of the board of directors of MDdatacor, a company developing medical data mining software, since 2004.

Dr. Martin, a director of our company, retired in 2001 as President of Medtronic Physio-Control Corp. (NYSE:MDT), the successor company to Physio-Control Corp., the worldwide leader in external defibrillation, monitoring and noninvasive pacing devices. Dr. Martin became President of Physio-Control Corp. in 1991 when Physio-Control Corp. was part of Eli-Lilly (NYSE:LLY). During his tenure at Physio-Control Corp., Dr. Martin instituted company-wide quality improvement programs, rebuilt the management team after separation from the company’s pharmaceutical parent, and was instrumental in taking the company public in 1995. In September, 1998, Physio-Control Corp. merged with Medtronic, Inc. Previously, Dr. Martin was with Sulzermedica, Inc., where he was Vice President of Cardiovascular Business Development. Prior to that, he held several senior executive positions in engineering, marketing and sales with Intermedics, Inc. before being named President and Chief Operating Officer of that company in 1985. Dr. Martin also served as Director, President and Chief Operating Officer of Positron Corporation during 1989 and 1990. Before joining the corporate world, he taught at Christian Brothers College and the University of Tennessee. Dr. Martin served on the board of the Northwest affiliate of the American Heart Association and was its Chairman from 1997 to 1999. He served on the board of the Medical Device Manufacturers Association and was its Chairman from 1996 to 1998. He served as a board member of the Washington Council of AeA (formerly American Electronics Association), the U.S.’s largest trade association representing the high tech industry, from 1991 to 2001 and as AeA’s national chairman during 2000 through 2001. Dr. Martin currently serves on the boards of CardioDynamics International Corporation (Nasdaq:CDIC), a company that develops, manufactures and markets noninvasive impedance cardiography diagnostic and monitoring technologies and electrocardiograph electrode sensors; Encore Medical Corporation, an independent distributor of medical devices; Inovise Medical, a company that develops and markets advanced electrocardiographic systems; Cardiac Dimensions, an early stage company that develops minimally invasive tools for mitral valve repair; EsophyX, an early stage company that develops minimally invasive devices for the treatment of gastroesophageal reflux disease; and MDdatacor, a company developing medical data mining software. Dr. Martin received his BSEE in 1962 from Christian Brothers College; MSEE in 1964 from Notre Dame; and PhD in Electrical Engineering in 1970 from Duke University.